Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Carol Hausner (Investors)	Tony Loke (Media)
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

•                           A live conference call and webcast are scheduled for November 4, 2004 at 4:30 p.m. ET.

•                           To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. on November 4, 2004 through 11:59 p.m. on November 10, 2004. To listen to the playback, call 719-457-0820 and provide passcode 613045.

•                           The call also may be heard through the “Investor Relations” section on ImmunoGen’s website, http://www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location until November 10, 2004.

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2005 Financial Results

- Company Provides Business Update -

CAMBRIDGE, MA, November 4, 2004 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced financial results for the three-month period ended September 30, 2004 – the first quarter of the Company’s 2005 fiscal year. For the three-month period, the Company reported a net loss of $2.5 million, or $0.06 per basic and diluted share, compared to a net loss of $4.1 million, or $0.10 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended September 30, 2004 were $9.0 million compared to $3.9 million for the same period last year. The first quarter 2005 revenues include research and development support fees earned pursuant to the Company’s discovery, research and commercialization collaboration with Aventis, part of the sanofi-aventis Group, of $4.1 million, compared to $1.2 million for the same period last year. Also included in the first quarter 2005 revenues were $2.9 million of clinical material reimbursement related to the manufacture of clinical materials for partners and $1.5 million of license fees and milestone payments, compared to $1.9 million and $646,000, respectively, for the same period last year.

-more-

Total operating expenses for the three-month period ended September 30, 2004 were $11.8 million, as compared to $8.4 million for the same period last year. The first quarter 2005 operating expenses include $2.5 million in cost of clinical materials reimbursed, as compared to $1.8 million in the same period last year. Also included in the first quarter 2005 total operating expenses were research and development expenses of $7.9 million, as compared with $4.8 million in the same period last year.

Other income for the first quarter of 2005 was $368,000, as compared to $358,000 in the same period last year. Included in other income for the three months ended September 30, 2004 and 2003 was interest income of $364,000 and $379,000, respectively.

As of September 30, 2004, ImmunoGen had approximately $95.0 million in cash and marketable securities. This compares to $94.6 million as of June 30, 2004. The Company’s cash flow from operations was $857,000 during the first quarter of 2005. ImmunoGen currently anticipates that its existing capital resources plus future payments from collaborators, including committed funding to be received from Aventis pursuant to the collaboration agreement, will enable the Company to meet its operational expenses and capital expenditures for at least the next three to five fiscal years.

Total assets decreased to $118.3 million as of September 30, 2004, compared to $122.6 million as of June 30, 2004. This decrease is attributable primarily to: (i) a decrease in accounts receivable, which is a result of the timing of billing and collection of amounts due from collaborators; and (ii) a decrease in inventory, which is related to the timing of quality release of conjugate produced for the Company’s collaborators. Total liabilities decreased to $23.6 million as of September 30, 2004, compared to $25.5 million at June 30, 2004. The decrease in liabilities is attributable primarily to a reduction in deferred revenue as the $12.0 million upfront payment received from Aventis in July 2003 continues to be recognized as revenue ratably over the expected terms of the research collaboration.

Mitchel Sayare, Ph.D., Chairman and CEO, commented, “During this quarter, we operated at cash flow breakeven while we put strong support behind our own product candidates. This achievement reflects the effectiveness of our business model – to develop our own products and to help fund our internal programs through outlicensing our proprietary technology to other companies. After the close of this quarter, another major biotechnology company, Biogen Idec, licensed the right to use our proprietary Tumor-Activated Prodrug (TAP) technology with its antibodies to an undisclosed target. Biogen Idec is now the sixth major company to license access to our TAP technology – joining Aventis, Genentech, Boehringer Ingelheim, Millennium Pharmaceuticals, Inc., and Abgenix.”

Dr. Sayare continued, “We also continue to strengthen our internal infrastructure. In recent months we have added a clinical department and bolstered our regulatory department, and in October, we brought in a new Chief Financial Officer, Christopher Missling, Ph.D., to help us take ImmunoGen to the next level.”

Company Update

ImmunoGen’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen develops its own products. The Company helps fund its product programs by selectively outlicensing its TAP technology to other companies for use with their proprietary antibodies.

In October 2004, Biogen Idec licensed the right to use ImmunoGen’s TAP technology to develop novel anticancer therapeutics. The agreement allows Biogen Idec to use ImmunoGen’s maytansinoid TAP technology with Biogen Idec antibodies to an undisclosed target. Biogen Idec will be responsible for the research, development, manufacturing, and marketing of any products resulting from the agreement. ImmunoGen receives an upfront payment of $1 million, potentially up to an additional $42 million if certain predetermined milestones are met, and royalties on the sales of any resultant products. ImmunoGen also receives compensation from Biogen Idec for product development research done on behalf of Biogen Idec, as well as for the production of preclinical and initial clinical materials.

Other companies developing compounds using ImmunoGen’s TAP technology include Millennium Pharmaceuticals, Inc., and Boehringer Ingelheim – each of which has advanced a TAP compound into clinical testing – and Genentech. Aventis has licensed three preclinical compounds from ImmunoGen. ImmunoGen expects the first of these compounds – an antiCD33 TAP compound for acute myeloid leukemia – to advance into clinical testing in the near future.

ImmunoGen is making progress in the development of its wholly-owned compounds. Patient enrollment has accelerated in the Phase I/II and Phase I clinical trials underway in small-cell lung cancer (SCLC) with the Company’s huN901-DM1 product candidate. ImmunoGen also plans to study the compound in multiple myeloma, a hematological malignancy, with patient dosing expected to begin in early 2005. Demonstration of benefit with huN901-DM1 in a hematological malignancy would provide an additional development path for the compound that could potentially be shorter than its development for SCLC. ImmunoGen has determined that it will advance into the clinic a modified version of its anti-CanAg TAP compound, referred to as huC242-DM4, that is expected to provide enhanced clinical performance compared to the original version of the product, cantuzumab mertansine. ImmunoGen expects to initiate Phase I clinical testing with huC242-DM4 in mid-2005. The Company will provide more details on its clinical study plans for both huN901-DM1 in multiple myeloma and huC242-DM4 when the plans are finalized.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting monoclonal antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Aventis, Genentech, Biogen Idec, Boehringer Ingelheim, Millennium Pharmaceuticals, Inc., and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with Aventis.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huC242-DM4 and huN901-DM1; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the ability of the Company’s current capital resources and anticipated future collaborator payments to enable the Company to meet its current and projected operational expenses and capital expenditures for the next three to five years; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

– financials follow –

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

(UNAUDITED)

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2004 and June 30, 2004

	September 30, 2004	June 30, 2004

ASSETS

Cash and marketable securities	$95,020	$94,610
Other assets	23,230	28,020

Total assets	$118,250	$122,630

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,381	$11,285
Long term portion of deferred revenue and other long term liabilities	13,223	14,208
Stockholders’ equity	94,646	97,137

Total liabilities and stockholders’ equity	$118,250	$122,630

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended September 30, 2004 and 2003

	Three Months Ended September 30,
	2004	2003

Revenues:
Research and development support	$4,089	$1,208
Clinical materials reimbursement	2,865	1,949
License fees and milestone payments	1,542	646
Development fees	510	87

Total revenues	9,006	3,890

Expenses:
Cost of clinical materials reimbursed	2,494	1,759
Research and development	7,855	4,771
General and administrative	1,493	1,834

Total operating expenses	11,842	8,364

Loss from operations	(2,836)	(4,474)

Other income, net	368	358

Loss before taxes	(2,468)	(4,116)

Income tax expense	3	10

Net Loss	$(2,471)	$(4,126)

Net loss per common share, basic and diluted	$(0.06)	$(0.10)

Average common shares outstanding, basic and diluted	40,789	40,589